                                                                  EXHIBIT (a)(9)

                           LOGO OF INTERWOVEN, INC.

                           OPTION EXCHANGE MEMORANDUM

                   PROGRAM FOR EMPLOYEES OF INTERWOVEN, INC.
                TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS
_______________________________________________________________________________

  THE PERIOD DURING WHICH YOU CAN MAKE OR CHANGE YOUR ELECTION WILL EXPIRE AT
         5:00 P.M. ON MAY 18, 2001, UNLESS THE DEADLINE IS EXTENDED
_______________________________________________________________________________

     Interwoven, Inc. is offering its employees an opportunity to exchange their existing Interwoven stock options ("Existing Options") for new nonqualified Interwoven stock options that will have an exercise price of $14.63, the average of the closing prices for our common stock as reported by the Nasdaq National Market on April 17 through April 19, 2001, and a new vesting schedule ("New Options"). Employees can also exchange part of any Existing Option, and they will receive a New Option in exchange for the Existing Option shares they return. The portion of the Existing Option they do not exchange will be amended to reflect the cancellation of exchanged shares ("Amended Existing Option"). The terms of the Amended Existing Option will remain the same.

     Our offer to exchange options is subject to the conditions described in this Memorandum, the Summary of Terms, the Election Forms and the attachments to those documents. However, the offer does not include any condition that a minimum number of employees participate in the exchange or that a minimum number of options be exchanged.

                                   IMPORTANT

     If you offer your Existing Options or any part of those options for exchange, you must complete and sign the Election Form and return it to Margaret Venables, Stock Administration, by fax or by mail, as indicated on the Election Form, before 5:00 p.m., Pacific Time, on May 18, 2001. If you do not want to participate in the Exchange Program, complete and sign the Election Form indicating that you do NOT want to participate in the Exchange Program and return it to Stock Administration by May 18, 2001. For additional information or assistance, you should contact Margaret Venables or Estela Lemus, Stock Administration, at stock@interwoven.com or at (408) 530-7140, or Allan Smirni at
                   --------------------
asmirni@interwoven.com.
----------------------

     If you do not turn in your election form by the deadline, you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and original terms. You do not need to return your stock option agreements and forms for your Existing Options to elect to participate in this exchange.

     You should review this Memorandum in its entirety, and the Summary of Terms, the Election Forms and the attachments to those documents, and consult with your financial or tax advisor before making your election.

                               TABLE OF CONTENTS

Section 1:  Eligible Options; Number of New Option Shares; Expiration Date.......................................................  2

Section 2:  Purpose of the Exchange Program......................................................................................  3

Section 3:  Procedures...........................................................................................................  5

 Making Your Election............................................................................................................  5

 Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.....................  5

 Our Acceptance Constitutes an Agreement.........................................................................................  6

Section 4:  Change of Election...................................................................................................  6

Section 5:  Acceptance of Options for Exchange and Cancellation and Issuance of New Options......................................  6

Section 6:  Conditions of the Offer to Exchange..................................................................................  7

Section 7:  Price Range of Common Stock..........................................................................................  9

Section 8.  Source and Amount of Consideration; Terms of New Options.............................................................  9

 Consideration...................................................................................................................  9

 Terms of New Options............................................................................................................ 10

 General......................................................................................................................... 10

 Administration.................................................................................................................. 11

 Expiration...................................................................................................................... 11

 Termination..................................................................................................................... 11

 Exercise Price.................................................................................................................. 12

 Vesting and Exercise............................................................................................................ 12

 Tax Consequences................................................................................................................ 12

 Registration of Option Shares................................................................................................... 12

Section 9.  Information about Interwoven......................................................................................... 13

Section 10:  Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving
 Interwoven Securities........................................................................................................... 14

 Interests of Directors, Officers, Controlling Persons and Subsidiaries in Stock Options......................................... 14

 Agreements Involving Interwoven Securities...................................................................................... 16

Section 11:  Treatment of Shares Subject to Canceled Options Under the Stock Plans; Accounting Consequences of the Exchange
 Program......................................................................................................................... 17

Section 12:  Legal Matters; Regulatory Approvals................................................................................. 18

Section 13:  Material U.S. Federal Income Tax Consequences....................................................................... 18

 Federal Income Tax Consequences for Outstanding Incentive Stock Options......................................................... 18

 Federal Income Tax Consequences of Nonqualified Stock Options................................................................... 20

Section 14:  Extension of Election Period; Termination; Amendment................................................................ 20

Section 15:  Fees and Expenses................................................................................................... 21

Section 16:  Additional Information.............................................................................................. 21

Section 17:  Forward Looking Statements; Miscellaneous........................................................................... 22

Schedule A:  Addenda for Certain Non-U.S. Employees.............................................................................. 25

     Interwoven, Inc. is providing its employees with an opportunity to exchange outstanding stock options for new nonqualified stock options with an exercise price of $14.63, the average of the closing prices for our common stock as reported by the Nasdaq National Market on April 17 through April 19, 2001. We will accept the options for exchange upon the terms and subject to the conditions described in this Memorandum, the Summary of Terms, the Election Forms and the attachments to those documents. However, the exchange does not include any condition that a minimum number of options must be exchanged.

  Section 1:  Eligible Options; Number of New Option Shares; Expiration Date.

     We are offering our employees the opportunity to exchange their Existing Options (or parts of those options) for nonqualified New Options. All outstanding Interwoven employee stock options are eligible for exchange. This includes options currently outstanding under our 1996 Stock Option Plan, 1998 Stock Option Plan, 1999 Equity Incentive Plan (the "1999 Plan"), 2000 Stock Incentive Plan (the "2000 Plan"), or that were assumed by Interwoven in connection with its acquisitions of Neonyoyo, Inc., Ajuba Solutions, Inc. and Metacode Technologies Inc., and any other outstanding stock options granted by Interwoven to eligible employees. We will issue the New Options under the 1999 Plan and the 2000 Plan, and we will decide in our discretion which of these two stock plans we will use to issue any particular New Option.

     In order to receive New Options, you must be an employee of Interwoven, or one of its subsidiaries, on April 20, 2001, the date the Exchange Program begins, AND on May 18, 2001, the date the Exchange Program ends (the "Election
        ---
Period"). If you are not an employee of Interwoven, or one of its subsidiaries, on both of these dates, you are NOT eligible to participate in the Exchange
                                ---
Program, and the program also is not available to our Board of Directors. Our executive officers are eligible to participate in the exchange if they were employees of Interwoven or one of its subsidiaries on the relevant dates.

     The exercise prices of many of our outstanding options are higher than the current market price of our common stock, which closed at $16.17 on April 19, 2001. Please refer to Section 7 of this Memorandum for more information on our past stock prices. Also, please remember that your Existing Options may have a lower exercise price than the New Options you would receive in the exchange. It is up to you to check whether it makes sense for you to exchange an Existing Option for a New Option. You should obtain current market quotations for our common stock and consult with your own advisors before deciding whether to participate in the exchange.

     You may choose to return all, some or none of your Existing Options. You can also elect to exchange only part of any single Existing Option. If you exchange part of an Existing Option, you will receive a New Option with the New Option terms and an Amended Existing Option.

     If you have an Existing Option that is covered by two Notices of Grant of Stock Options and Option Agreement with the same grant number, one for an Incentive Stock Option (I) and one for a Non-Qualified Stock Option (N), you will not be able to exchange only the part of that option that is designated "N." Any Amended Existing Option that you receive in return for exchanging an option of this kind will automatically be assigned the maximum number of Incentive Stock Option shares permitted by IRS regulations, and the remainder will be nonqualified shares. If, for example, you have an Existing Option that has two Notices of Grant of Stock Options and Option Agreement, one with option number I 880001 for 4,900 shares, and the other with option number N 880001 for 3,600 shares, we consider this as one grant for an aggregate of 8,500 shares, which has only been sub-divided to satisfy IRS Incentive Stock Option regulations. Assume you have elected to exchange 2,000 shares of this Existing Option. We will automatically cancel the original I and N portions of the grant, issue a New Option for 1,000 nonqualified shares, and an Amended Existing Option for 6,500 shares, and the Amended Existing Option will be an Incentive Stock Option to the maximum extent permitted by IRS regulations. Any option shares that cannot be Incentive Stock Option shares will be nonqualified option shares.

     We will only accept options that are properly returned and not withdrawn in accordance with Section 4 of this Memorandum before the Election Period expires.

     For each two Existing Option shares you elect to exchange, you will be granted one New Option share. For example, if you elect to exchange an Existing Option for 1,000 shares, you will receive a New Option for 500 shares. We will not issue any options exercisable for fractional shares, and will round down all fractional shares. If you elect to exchange an Existing Option for 775 shares, you will receive a New Option for 387 shares. Each New Option will be issued under the 1999 Plan or 2000 Plan, and pursuant to an option agreement with Interwoven.

     The "expiration date" of the Election Period is 5 p.m., Pacific Time, on May 18, 2001 unless we extend it, in which case the "expiration date" will be the latest time and date at which the Election Period expires. See Section 3 of this Memorandum for a description of our rights to extend, delay, terminate and amend the program.

     We will publish a notice if:

     . we increase or decrease what we will give you in exchange for your options or partial options; or

     . we increase or decrease the number of options or option shares eligible for exchange.

     If the Election Period is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the Election Period for ten business days after the date the notice is published.

                  Section 2:  Purpose of the Exchange Program.

     We issued employee options so we could provide our employees with an opportunity to participate in the ownership of Interwoven, creating a stronger incentive to expend maximum effort for our growth and success and to encourage our employees to continue their employment with us.

     Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By offering this Exchange Program, we intend to maximize stockholder value by creating better performance incentives for our employees, improving employee retention and reducing recruiting costs.

     Please remember that there is no guarantee a New Option will increase in value over time. Also, please note that that the exercise price of the New Option you would receive if you participate in the exchange could be more than the exercise price of your Existing Option. Make sure you compare the exercise price for your Existing Option against the exercise price for the New Option you would receive before making your election.

     Except as otherwise described in this Memorandum or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     . purchase or sale of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     .  any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934;

     . the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock option plans; or

     . change our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of Interwoven.

     The Board of Directors has approved this Exchange Program because it believes that the program is fair to our stockholders and that it will provide renewed incentives to our employees. The Board believes that, for many eligible employees, the exchange will provide employees with a better chance to obtain value from their options in the short-term. However, your decision to participate in the exchange is an individual one that should be based on your own situation and analysis. We still intend to provide long-term incentives through our regular stock option plans.

                            Section 3:  Procedures.

Making Your Election.

     To make your election whether or not to participate in the exchange progam complete and sign the Election Form and return it to Margaret Venables, Stock Administration, by fax or by mail, as indicated on the Election Form, before 5:00 p.m., Pacific Time, on May 18, 2001. We will only accept a hard (paper) copy of your Election Form. Delivery of your Election Form by e-mail will not be accepted. If you do not sign and deliver the Election Form before the deadline, it will have the same effect as if you elected not to exchange any of your options; you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and original terms. You do not need to return your existing stock option agreements and forms for your Existing Options to effectively elect to participate in this Exchange Program.

     You should review this Memorandum in its entirety, and the Summary of Terms, the Election Forms and the attachments to those documents, and consult with your financial or tax advisor before making your election.

     The information that you will need to complete your Election Form, including the options that you hold and the number of shares subject to those options is available at www.optionslink.com. Please do not contact Stock
                        -------------------             ---
Administration for this information. If you need your username and password, please call OptionsLink at (800) 838-0908 (International: +1 (650) 599-0125).

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the number of shares subject to New Options, Existing Options and Amended Existing Options, the validity, form, eligibility (including time of receipt) and acceptance of Election Forms, and any changes to the Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change of Election Forms or returned options or partial options to the extent that we determine they were not properly executed or delivered, or to the extent that we determine it is unlawful to for us to accept the returned options or partial options.

     We may waive any of the conditions of our acceptance of Existing Options or partial Existing Options for exchange, or any defect or irregularity in any Election Form or Change of Election Form with respect to any particular options or partial options, or with respect to any particular option holder. No options or partial options will be deemed to be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to provide notice of any defects or irregularities involved in the return of any options or partial options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.

     If you elect to accept the offer to exchange all or any part of your options and you return your Existing Options or partial Existing Options according to the procedures described above, you will have assented to the terms and conditions of the Exchange Program. Our acceptance of options that are properly returned will form a binding agreement between you and Interwoven on the terms and subject to the conditions of this Exchange Program.

     Subject to our rights to extend, terminate and amend the Exchange Program, we currently expect that we will accept for exchange, promptly after the expiration of the Election Period, all properly returned options and options shares that have not been validly withdrawn from the exchange offer.

                        Section 4:  Change of Election.

     You may only change your election by following the procedures described in this section. To change your election, you must deliver a Change of Election Form, which is available on the company intranet (http://intranet.interwoven.com), to Stock Administration by fax or by mail, as
 ------------------------------
indicated on the Election Form, before 5:00 p.m., Pacific Time, on May 18, 2001. The form must be signed by you, have your name on it, and must clearly indicate what changes you are making. We will only accept a paper copy of your Change of Election Form. Delivery of the form by e-mail will not be accepted.

     You may change your election at any time before 5 p.m., Pacific Time, on May 18, 2001. If we extend the Election Period beyond that time, you may change your election at any time until the new expiration date of the Election Period. In addition, unless we accept your returned options for exchange or cancellation before 12:00 midnight, Pacific Time, on June 15, 2001, you may withdraw your returned options or partial options at any time after such date.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change of Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change of Election Forms. Our determinations of these matters will be final and binding.

Section 5:  Acceptance of Options for Exchange and Cancellation and Issuance of
                                  New Options.

     On the terms and subject to the conditions of this exchange offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel all options and partial options properly returned for exchange and not validly withdrawn before the expiration date. Within six to eight weeks after expiration of the Election Period, you will receive your New Option agreements (and any Amended Existing Option agreements). The New Options will have a grant date of April 20, 2001.

     We will give you oral or written notice of our acceptance for exchange or cancellation of options and partial options validly returned and not properly withdrawn as of the expiration date. After we accept returned options and partial options for exchange, we will send each option holder who elected to participate in the exchange a letter confirming the New Options that we granted to that option holder, and confirming any Amended Existing Options resulting from the exchange.

                Section 6:  Conditions of the Offer to Exchange.

     We will not be required to accept the options and partial options returned to us for exchange, and we may terminate or amend the Exchange Program, or postpone our acceptance and cancellation of any options or partial options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which states that we must either pay the consideration we are offering for the tendered securities, or return the securities promptly after the termination of the offer), if at any time on or after April 20, 2001 and before the expiration of the Election Period, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the exchange or to accept and cancel options and partial options returned to us:

     . Any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that (i) directly or indirectly challenges the offer to exchange options, the acquisition of some or all of the returned options, the issuance of New Options or amendment of Existing Options, or (ii) otherwise relates to the program or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Exchange Program.

     . Any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the Existing Options or partial Existing Options, to issue some or all of the New Options, or to amend some or all of the Existing Options, or otherwise restrict or prohibit consummation of the exchange or otherwise relate to the Exchange Program;

          (b) delay or restrict our ability, or render us unable, to accept the Existing Options or partial Existing Options for exchange and cancellation or to issue New Options or amend Existing Options for some or all of the exchanged Existing Options or partial Existing Options;

          (c) materially impair the benefits we believe we will receive from the Exchange Program; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects.

     .  There is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

          (c) a decline in the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 20, 2001.

     . Another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 20, 2001;

          (b) any such person, entity or group that has filed a Schedule 13D or
              Schedule 13G with the SEC on or before April 20, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

     . Any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions of this offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time, whether or not we waive any other condition of the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all participants.

                    Section 7:  Price Range of Common Stock

     Our common stock has been quoted on the Nasdaq National Market under the symbol "IWOV" since our initial public offering on October 8, 1999. Before then, there was no public market for our common stock. The following table shows, for the periods indicated, the high and low closing prices per share of our common stock. The prices indicated below have been adjusted to give retroactive effect to stock splits through April 19, 2001.

Quarter Ended                                                 High         Low
-------------                                             -----------  ----------
Fiscal Year 2001
  June 30, 2001 (through April 19, 2001)...............       $16.36      $ 6.06
  March 31, 2001.......................................       $37.88      $ 8.84

Fiscal Year 2000
  December 31, 2000....................................       $65.44      $24.09
  September 30, 2000...................................       $62.19      $29.52
  June 30, 2000........................................       $27.49      $12.34
  March 31, 2000.......................................       $49.73      $27.44

Fiscal Year 1999
  December 31, 1999....................................       $42.34      $10.19
  September 30, 1999...................................        N/a         n/a
  June 30, 1999........................................        N/a         n/a
  March 31, 1999.......................................        N/a         n/a

     On March 30, 2001, the closing sale price of common stock was $10.06 per share and there were 102,859,556 shares of our common stock issued and outstanding as of that date. We recommend that you obtain current market quotations for our common stock and consult with your own advisors before deciding whether to elect to exchange your Existing Options.

     Section 8.  Source and Amount of Consideration; Terms of New Options.

Consideration.

     For each two Existing Option shares that you elect to exchange, you will be granted one New Option share. If you exchange an odd number of shares, we will round the number of shares subject to the New Option down to the nearest whole share. Information about the options that you hold and the number of shares subject to those options is available at www.optionslink.com. Please do not
                                         -------------------            ---
contact Stock Administration for this information. If you need your username and password, please call OptionsLink at (800) 838-0908 (International: +1 (650) 599-0125).

     If we receive and accept return of all the options held by eligible employees, we will grant New Options to purchase a total of 15,879,577 shares of our common stock. The common stock issuable upon exercise of the New Options will equal approximately 15.4% of the total shares of our common stock issued and outstanding as of March 31, 2001.

Terms of New Options.

     Any options or partial options you do not exchange will retain the same terms, except with respect to the number of shares that may be purchased under any Amended Existing Option that results from a partial exchange. The vesting schedule of an Amended Existing Option will be the same as the prior Existing Option, but it will be applied to the new number of shares. For examples of the application of this concept, please see the Summary of Terms.

     We will issue the New Options under our 1999 Plan and our 2000 Plan, and we will decide in our discretion which of these two stock plans we will use to issue any particular New Option. Each recipient of a New Option and Interwoven will execute a New Option agreement. Except with respect to:

      .  the number of shares that may be purchased under the option,

      .  the exercise price,

      .  the vesting schedule,

      .  the expiration date,

      . its status as a nonqualified stock option rather than an Incentive Stock Option,

and as otherwise specified in this Memorandum, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Existing Options. The terms and conditions of the New Options will be substantially similar to one another, regardless of the option plan under which they are issued. The issuance of New Options under this program will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the stock option plans under which the New Options will be issued and the New Option agreements are summaries, and are not complete. Complete information about these plans and the New Options is included in the option plans and the New Option agreement you will sign with Interwoven. The forms of the New Option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact us at Stock Administration, Interwoven, Inc., 1195 West Fremont, Suite 2000, Sunnyvale, California, 94087,
Attn: Stock Plan Administrator, or by e-mail to stock@interwoven.com or at (408)
                                                --------------------
530-7140, to request copies of the option plans or the forms of the New Option agreements. Copies will be provided promptly and at our expense.

General.

     As of March 31, 2000, the maximum number of additional shares of common stock we could issue under the 1999 and 2000 Plans was 6,922,506 shares and 5,593,084 shares, respectively. The New Options will be nonqualified stock options and will not qualify as Incentive Stock Options.

Administration.

     The option plans under which the New Options will be issued are administered by the Compensation Committee, or by our Board of Directors acting as the Compensation Committee. The Compensation Committee members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Compensation Committee members are appointed by our Board of Directors to serve for the terms specified by the Board.

Expiration.

     A New Option will expire five years after its grant date, unless it is terminated earlier than that date because, for example, the option holder leaves Interwoven. Please see below for more details on the circumstances under which the New Options can terminate before they expire.

Termination.

     If your relationship with Interwoven is terminated for any reason other than your death or disability, you will have generally have the right to exercise your New Option under the 1999 and 2000 Plans, to the extent your right to exercise such option had accrued and had not previously been exercised at the date of your termination, at any time within three months (or a shorter or longer time period, not exceeding five years, as may be determined by the Compensation Committee), after such termination, but in any event no later than the option expiration date.

     If your relationship with Interwoven terminates due to your death or disability (or if you die within three months after your termination other than for cause or because of disability) you or your legal representative have the right to exercise your New Option, to the extent your right to exercise such option had accrued and had not previously been exercised at the date of termination, at any time within 12 months after such termination (or a shorter or longer time period, not exceeding five years, as may be determined by the Compensation Committee. Notwithstanding the foregoing, in no event may your New Option be exercised later than the option expiration date.

     In the event your relationship with Interwoven is terminated for cause, as defined in the 1999 and 2000 Plans, neither you, your estate nor any other person who may then hold your New Option will be entitled to exercise the option with respect to any of the shares after termination.

     Like our other options, vesting under the New Options may be suspended for unpaid leave in excess of 90 days in accordance with Interwoven policy and the determination of our Compensation Committee. If you are currently on leave, and the vesting of your options is suspended as described above, if you participate in this exchange your New Options will not begin to vest until you return to work. If your New Option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be canceled. This policy may vary as required by law.

Exercise Price.

     The New Options will have an exercise price of $14.63, the average of the closing prices for our common stock as reported by the Nasdaq National Market on April 17 through April 19, 2001. To calculate the exercise price for the New Options, we added up the closing prices on each of April 17th, 18th and 19th and divided the total by three. The closing price for our common stock on April 17th was $11.37, on April 18th was $16.36 and on April 19th was $16.17.

Vesting and Exercise.

     Options issued under the 1999 and 2000 Plans generally become exercisable as they vest over a four-year period. Under these plans, the Compensation Committee or the Board acting as the Compensation Committee determines the exercisability of each option at the date of grant.

     The New Options will have a new vesting schedule with a six-month "cliff," or waiting period, after which 12.5% of the shares subject to each New Option will be vested and exercisable. After that six-month period the New Options will vest monthly for the remaining 42 months of the vesting schedule so that the New Options will be 100% vested and exercisable four years after the grant date. Vesting will generally continue for as long as you remain an employee of Interwoven.

     If you exchange only part of an Existing Option, the New Option would be exercisable for half of the shares given up in the exchange, and it would have the vesting schedule described above (i.e. a six-month cliff and monthly vesting thereafter for a total of four years). The Amended Existing Option would be exercisable for any of the shares not given up in the exchange, and the vesting schedule for the Amended Existing Option would be applied as if the former vesting schedule that applied to the prior Existing Option had been applied to the remaining option shares.

Tax Consequences.

     You should refer to Section 13 of this Memorandum for a discussion of the U.S. federal income tax consequences of the New Options and your Existing Options, as well as the consequences of accepting or rejecting the exchange offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and related consequences of this transaction under the laws of the country in which you live and work.

Registration of Option Shares.

     All shares of common stock issuable upon exercise of stock options issued under the 1999 and 2000 Plans, including the shares that will be issuable upon exercise of all New Options, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Interwoven, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     Please see Schedule A of this Memorandum for certain additional information
                ----------
regarding the terms of the New Options for employees in Brazil and Canada.

                   Section 9.  Information about Interwoven.

     Interwoven is a provider of software products and services that help businesses and other organizations manage the information that makes up the content of their web sites. In the Internet industry this is often referred to as "web content management." Our flagship software product, TeamSite, is designed to help customers develop, maintain and extend large web sites that are essential to their businesses. TeamSite incorporates widely accepted Internet industry standards and is designed with an open architecture that allows it to support a wide variety of web authoring tools and web application servers.
Using TeamSite, our customers can manage web content, control the versions of their web sites, manage web site contribution and content approval processes, and develop eBusiness applications. TeamSite allows large numbers of contributors across an enterprise to add web content in a carefully-managed process. In addition, our OpenDeploy product allows customers to automate the distribution of web content across multiple web sites. By using our products, businesses can accelerate their time-to-web, lower web operating costs, establish a differentiated presence on the web and attract and retain customers. We have licensed our software products to more than 700 customers operating in a broad range of industries. Our customers include AltaVista, AT&T/TCI, BellSouth, Best Buy, Cisco Systems, E*Trade, FedEx, Gap, General Electric, the U.S. Department of Education, USWeb/CKS, Viacom/Nickelodeon and Yahoo!/GeoCities.

     Interwoven was incorporated under the laws of California in March 1995, and reincorporated under the laws of Delaware in October 1999. Our principal executive offices are located at 1195 W. Fremont Avenue, Sunnyvale, California 94087. The primary telephone number for our principal executive office is (408) 774-2000.

     Additional information about Interwoven is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 are incorporated herein by reference. The following table summarizes certain of our consolidated financial data.

                                                             Years Ended December 31,
                                                           1999                     2000
                                                      (in thousands, except per share amounts)
Consolidated Statement of
  Operations Data:
Revenues.........................................        $ 16,806                 $132,129
Gross profit.....................................          10,049                   92,488
Total operating expenses.........................          27,065                  135,988
Loss from operations.............................         (17,016)                 (43,500)
Net loss.........................................         (15,655)                 (32,055)
Net loss per share...............................
  Basic and diluted..............................        $  (0.95)                $  (0.35)
  Weighted average shares -- basic
  and diluted....................................          30,472                   91,979

                                                             Years Ended December 31,
                                                           1999                    2000
                                                                  (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term                     $55,648                 $222,284
  investments....................................
Working capital..................................          54,413                  199,484
Total assets.....................................          83,079                  524,209
Long-term debt and capital lease obligations,                  --                       --
  less current portion...........................
Manditorily redeemable convertible                             --                       --
  preferred stock................................
Total shareholders' equity (deficit).............          75,340                  454,351

     Section 10: Interests of Directors, Officers, Controlling Persons and Subsidiaries of Interwoven; Agreements Involving Interwoven Securities.

Interests of Directors, Officers, Controlling Persons and Subsidiaries in Stock Options

     The directors and executive officers of Interwoven and their positions and offices as of March 31, 2001 were:

Name                             Position and Offices Held
----                             -------------------------
Martin W. Brauns...............  President, Chief Executive Officer and Director
David M. Allen.................  Senior Vice President, Chief Financial Officer and Secretary
Michael A. Backlund............  Senior Vice President, Worldwide Sales and Field Operations
Jack S. Jia....................  Senior Vice President, Engineering
Jozef Ruck.....................  Senior Vice President, Marketing
John Van Siclen................  Senior Vice President of Corporate Development and Product
                                   Management
Gary L. Wimp...................  Vice President, Human Resources
Peng T. Ong....................  Chairman of the Board of Directors
Ronald E.F. Codd...............  Director
Kathryn C. Gould...............  Director
Mark C. Thompson...............  Director
Anthony Zingale................  Director

     The address for each director and executive officer is: c/o Interwoven, Inc., 1195 W. Fremont Ave., Sunnyvale, California 94087.

     As of March 31, 2001, our executive officers and non-employee directors (12 persons) as a group held options to purchase a total of 4,204,664 shares of our common stock. These options represented approximately 13.4% of the shares subject to all options outstanding under our stock plans as of that date.

     The following table sets forth information with respect to the beneficial ownership of Interwoven common stock, as of March 31, 2001, by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each director and director nominee, each Named Executive Officer set forth in the Summary Compensation Table below, and all directors and executive officers as a group.

     The percentage of shares beneficially owned is based on 102,840,887 shares of common stock outstanding as of March 31, 2001. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                            Shares
                                                                           Shares       Issuable Under
                                                       Amount of         Subject to        Options
                                                       Beneficial        Repurchase      Exercisable          Aggregate
Name of Beneficial Owner                               Ownership           Right        within 60 days       Percentage
------------------------                               ----------        ----------     --------------       ----------
Putnam Investments, LLC (1)
  One Post Office  Square
  Boston, Massachusetts 02109..............             7,824,450                --                  --             7.6%
Peng T. Ong (2)............................             7,052,056                --                  --             6.9
FMR Corp. (3)
  82 Devonshire Street
  Boston, Massachusetts 02109..............             5,774,920                --                  --             5.6
The TCW Group, Inc. (4)
  865 South Figueroa Street
  Los Angeles, California 90017............             5,261,364                --                  --             5.1
Martin W. Brauns (5).......................             4,517,604         1,380,078             270,834             4.4
Jack S. Jia (6)............................               770,512           209,995             108,334             *
Michael A. Backlund (7)....................               734,202           194,996             214,998             *
David M. Allen.............................               477,858           373,332              75,834             *
Kathryn C. Gould...........................               415,400                --              80,000             *
John Van Siclen............................               290,964                --             290,250             *
Anthony Zingale............................               100,224                --              80,000             *
Ronald E.F. Codd...........................                82,108                --              72,000             *
Mark C. Thompson...........................                16,000                --                  --             *
All 12 directors and executive officers as
 a group (8)...............................            15,189,547         2,585,065           1,295,167            14.8%

-----------------
*    Less than 1%

(1) As reported in a Schedule 13G filed on February 20, 2001, Putnam Investments, LLC has shared power to vote or to direct the vote as to 600 shares and shared power to dispose of or to direct the disposition of 7,824,450 shares.

(2) Represents 3,492,056 shares held of record by Peng Tsin Ong and 3,560,000 shares of common stock held of record by Wai Ping Leong, his spouse. Mr. Ong and Ms. Leong's address is c/o Interwoven, Inc., 1195 W. Fremont Avenue, Sunnyvale, California 94087.

(3) As reported in a Schedule 13G filed on February 14, 2001, FMR Corp. has dispositive power only over these shares.

(4) As reported in a Schedule 13G filed on February 14, 2001, The TCW Group, Inc. has the shared power to vote or to direct the vote as to 5,261,364 shares and the shared power to dispose of or to direct the disposition of 5,261,364 shares.

(5)  Includes 4,246,770 shares held of record by Martin W. Brauns and Margaret
     R. Brauns, trustees U/D/T 1/9/95.

(6) Includes 4,000 shares held by family members, as to which Mr. Jia disclaims beneficial ownership.

(7)  Includes 76,664 shares held of record by the Backlund Family Trust.

(8)  Includes 629,702 shares for officers not shown in the table.

     The following table lists the stock and stock option transactions involving our officers and directors within the 60 days prior to the commencement of this Exchange Program:

                     Transaction                     Sale        Type of
Name                    Date        Shares Sold     Price*     Transaction
----               --------------  ------------  ------------  ------------
Michael Backlund          02/20/01       10,000    $28.0625          Sale
Jozef Ruck                02/20/01       20,000    $ 28.060          Sale
Jozef Ruck                02/27/01       10,000    $ 20.380          Sale

-----------------
*    As applicable

     Our executive officers are eligible to participate in the exchange, and may choose to do so, if they were employees of Interwoven or one of its subsidiaries on the relevant dates. We also anticipate that certain of our executive officers will purchase shares of our common stock under our 1999 Employee Stock Purchase Plan on April 30, 2001, in the ordinary course pursuant to the terms of that plan. On March 14, 2001, we granted employee stock options for 844,700 shares of our common stock at an exercise price of $10.6875 per share, and on April 3, 2001 we issued additional employee stock options for 425,500 shares of our common stock at an exercise price of $6.0625 per share. In addition, we have, from time to time over the past 60 days, repurchased approximately 21,000 shares of unvested common stock from departing employees in accordance with the terms of our employee stock plans.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Interwoven, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Interwoven.

Agreements Involving Interwoven Securities

     We have entered into an investors' rights agreement with a number of our stockholders with respect to their rights, restrictions and obligations as stockholders. These stockholders include several of our directors and their affiliates, including Foundation Capital II, L.P. and its affiliates, JK&B Capital, L.P. and its affiliates, various Accel Partners entities and Martin W. Brauns as a trustee. Under the terms of the investors' rights agreement, if we propose to register any of our securities with the SEC these holders are entitled to include their shares of Interwoven common stock in the registration, and can require us to file up to registration statement on Form S-3. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering that we initiate to limit the number of shares included in the registration. These registration rights terminate five years after the closing date of Interwoven's initial public offering, or sooner with respect to a given investor if that investor owns less than one percent of the outstanding securities of Interwoven, or if that investor can sell all its shares in a three month period under Rule 144 promulgated under the Securities Act.

     We have entered into stock option agreements with our employees (including our executive officers) and our directors, under our various stock plans and stock options we assumed in connection with our acquisitions of Neonyoyo, Inc., Ajuba Solutions, Inc. and Metacode Technologies, Inc.

 Section 11:  Treatment of Shares Subject to Canceled Options Under the Stock
            Plans; Accounting Consequences of the Exchange Program.

     Existing Options and partial Existing Options we acquire in connection with the Exchange Program will be canceled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the applicable stock plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the exchange because:

     . we will grant New Options before the date that is six months and a day after the date we accept and cancel Existing Options returned to us;

     . the exercise price of the New Options will be less than the exercise price of the Existing Options or partial Existing Options returned to us on the date we grant the New Options; and

     . allowing eligible option holders to exchange their options will cause any Existing Options (or Amended Existing Options) which are not returned and canceled to be treated for financial reporting purposes as a variable award.

     As a result of our decision to provide the Exchange Program to our employees, all New Options, Amended Existing Options and Existing Options or partial Existing Options that are not exchanged under the Exchange Program will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the New Options, Amended Existing Options and Existing Options or partial Existing Options that are not exchanged. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

               Section 12:  Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this Memorandum. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options and partial options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation to accept Existing Options or partial Existing Options offered for exchange and to issue New Options or Amended Existing Options is subject to conditions, including the conditions described in Section 6 of this Memorandum.

          Section 13:  Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the program. This discussion is based on the Internal Revenue Code its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Memorandum, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     Please see Schedule A of this Memorandum for summaries of tax consequences
                ----------
of the Exchange Program for employees in Australia, Brazil, Canada, the Netherlands, Singapore and the U.K. The exchange may have adverse tax consequences under the laws of these jurisdictions. Please consult your tax advisors if you have questions about non-U.S. tax laws.


     If you exchange your current options or parts of such options for New Options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange and that the exchange will be treated as a non-taxable exchange. At the date of grant of the New Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. However, if you exchange Incentive Stock Options or any part of such options and those options or partial options are accepted by us, the New Options you receive in exchange will be not be Incentive Stock Options and will not be eligible for the favorable tax treatment applicable to Incentive Stock Options.

Federal Income Tax Consequences for Outstanding Incentive Stock Options.

     If you retain Incentive Stock Options and do not exchange your Incentive Stock Options for nonqualified stock options, under current law you would not have realized taxable income when the Incentive Stock Options were granted to you and, you generally will not realize taxable income when you exercise the Incentive Stock Option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an Incentive Stock Option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you have an existing Incentive Stock Option, we do not believe that this Exchange Program will disqualify that option from treatment as an Incentive Stock Option if you do not elect to participate in the exchange. Further, we do not believe that an amendment of that option to reduce the number of shares subject to that option will disqualify it from treatment as an Incentive Stock Option. However, the applicable income tax rules can be complicated and may depend on your individual circumstances, so we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise your unexchanged Existing Option or Amended Existing Option.

     If you sell common stock that you acquired by exercising an Incentive Stock Option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the Incentive Stock Option was granted or (b) at least one year after the date the Incentive Stock Option was exercised.

     If the disposition of the common stock you received when you exercised Incentive Stock Options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an Incentive Stock Option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an Incentive Stock Option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the Incentive Stock Option in cash.

     If you sell common stock you received when you exercised an Incentive Stock Option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an Incentive Stock Option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options.

     If you participate in the exchange, under current law, you will not realize taxable income upon the grant of the new non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a non-Incentive Stock Option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an Incentive Stock Option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-Incentive Stock Option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of the Exchange Program for you.

       Section 14:  Extension of Election Period; Termination; Amendment.

     We may at any time, and from time to time, extend the period of time during which option holders may elect to accept or reject this offer to exchange options, and delay accepting any options returned for exchange, by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date for the Election Period, we may postpone accepting any eligible option or partial option for cancellation and exchange if any of the conditions specified in Section 6 of this Memorandum occur. In order to postpone the expiration date in this manner, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Existing Options or partial Existing Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which states that we must either pay the consideration we are offering for the tendered securities, or return the securities promptly after the termination of the offer.

     As long as we comply with any applicable laws, we may amend the Exchange Program in any way, including by decreasing or increasing the consideration offered in the Exchange Program to option holders or decreasing or increasing the number of options or shares subject to options to be exchanged or surrendered in the program.

     We may amend the Exchange Program at any time by publicly announcing the amendment. If we extend the length of time during which the Election Period is open, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Exchange Program will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change. We might, for example, issue a press release.

     If we materially change the terms of the Exchange Program or the information about the program, or if we waive a material condition of the exchange, we will extend the Election Period to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period during which we must leave the Exchange Program open following material changes in the terms of the program or information about the program, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     . we increase or decrease what we will give you in exchange for your options or partial options; or

     . we increase or decrease the number of options or shares subject to options eligible for exchange.

     If the Election Period is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the Election Period for a period of ten business days after the date the notice is published.

                        Section 15:  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender their Existing Options under this Exchange Program.

                      Section 16:  Additional Information.

     This Memorandum is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended by the Form 10-K/A, filed with the SEC on April 2, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, to be filed with the SEC; and

     (b) the description of our common stock included in our registration statement on Form 8-A which was filed with the SEC on September 20, 1999, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-27389. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.     7 World Trade Center       500 West Madison Street
Room 1024                  Suite 1300                 Suite 1400
Washington, D.C.  20549    New York, New York  10048  Chicago, Illinois  60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "IWOV," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C.  20006

     We will also provide without charge to each person to whom we deliver a copy of this Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). You should direct any requests for copies to Interwoven, Inc., 1195 W. Fremont Ave., Sunnyvale, California 94087, Attention: Stock Administrator, or by calling us at (408) 774-2000.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Memorandum, you should rely on the statements made in the most recent document.

     The information contained in this Memorandum about Interwoven should be read together with the information contained in the documents to which we have referred you.

            Section 17:  Miscellaneous.

     The documents filed by us with the SEC, including our fiscal year 2000 annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the "forward-looking statements" contained in this Memorandum. These risks include our limited operating history and history of losses, uncertainty regarding future growth and demand for our products, particularly in the context of economic slowdown, and the unpredictability of quarterly revenues and earnings. In addition, the exchange offer has inherent risks for option holders. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     We are not aware of any jurisdiction where this Exchange Program violates applicable law. If we become aware of any jurisdiction where the program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the program will not be provided to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     The Board of Directors has approved the Exchange Program because it believes that the program is fair to our stockholders and that it will provide renewed incentives to our employees. The Board believes that, for many eligible employees, the exchange will provide a better chance to obtain value from their options in the short-term. However, your decision to participate in the exchange is necessarily an individual one that should be based on your own situation and analysis.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Program other than the information and representations contained in this document or in the accompanying letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                  Interwoven, Inc.              April 20, 2001

________________________________________________________________________________
________________________________________________________________________________

                           PROGRAM FOR EMPLOYEES OF

                               INTERWOVEN, INC.

                  TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE

             INTERWOVEN COMMON STOCK, PAR VALUE $0.001 PER SHARE,

                                FOR NEW OPTIONS

________________________________________________________________________________

Any questions or requests for assistance or additional copies of any documents referred to in this Memorandum may be directed to Interwoven, Inc., 1195 W. Fremont Ave., Sunnyvale, California 94087, Attention: Stock Administrator, or by calling us at (408) 774-2000.

________________________________________________________________________________

                                April 20, 2001

              Schedule A:  Addenda for Certain Non-U.S. Employees

                      ADDENDUM FOR EMPLOYEES IN AUSTRALIA
                      -----------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. Generally, it is not expected that the surrender of your existing options and the grant of new options should of itself be a taxable event. However, it is possible that you will be deemed to have disposed of your existing options in consideration for the acquisition of the new options. If a disposal is deemed to have occurred, the tax treatment depends on whether you elected to include the discount (i.e., the market value of the existing options at the time of grant less the amount you paid, if any, to acquire the options) in your assessable income for the income year in which the options were acquired. If you did not elect to include the discount in your assessable income for that year, then you may derive assessable income equal to the market value of the new options upon the deemed acquisition. If you did elect to include the discount in your assessable income, then you may derive a taxable capital gain broadly equal to the increase in the market value of the existing options between acquisition and the deemed disposal (subject to reduction by one-half if you have held the options for at least 12 months)

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

                        ADDENDUM FOR EMPLOYEES IN BRAZIL
                        --------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Information Regarding Method of Exercise

     Due to exchange control restrictions in Brazil, you will only be able to exercise your option through the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of stock of Interwoven when you exercise your options. Under the cashless exercise method of exercise, the broker will sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

                        ADDENDUM FOR EMPLOYEES IN CANADA
                        --------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Securities Information

     Any options which may be granted to you pursuant to the terms of the tender offer may be conditional on obtaining necessary securities regulatory approvals or exemptions from the applicable securities regulatory authorities. Although Interwoven does not anticipate any difficulty in obtaining necessary approvals or exemptions, it is possible that such options will not be granted until such time as such approvals or exemptions are obtained and will be subject to any conditions imposed by the securities regulatory authorities.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. Whether the grant of new options and cancellation of old options pursuant to the terms of the tender offer should be a taxable event under the Income Tax Act (Canada) is not certain. It is possible that if the stock price on the date of the cancellation of existing options is higher than the exercise price of the new options, the value of the new options would be required to be included in your income. Additionally, it is possible that this amount may not be added to the cost base of the new options for the purpose of calculating employment income upon the exercise of the new options, or the cost of base of the acquired shares for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

                   ADDENDUM FOR EMPLOYEES IN THE NETHERLANDS
                   -----------------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Tax Information

     To the extent that your existing options were granted under the tax laws in effect prior to 1 January 2001, you may have already paid tax on the portion of your existing options which has vested. Any tender of your existing options for cancellation may also be viewed as a notional exercise which could trigger additional tax liability if this notional exercise occurs within three years of the grant date. The precise amount and method of calculation of such liability is uncertain. The amount of any such taxes would not be recoverable and could not be credited against any future tax you will be required to pay in connection with any new options granted to you pursuant to the terms of the tender offer.

     If you agree to limit your method of exercise for the new options to a cashless exercise (same day sale), you will be taxed only upon exercise of the new options and immediate sale of the shares. If you do not agree to a cashless exercise/same day sale, you may not be able to defer the payment of tax until exercise.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

                      ADDENDUM FOR EMPLOYEES IN SINGAPORE
                      -----------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to a new development in the taxation of employee options that may be of benefit to you. Generally, the grant of new options pursuant to the terms of the tender offer should not be a taxable event under the Income Tax Act. However, although we do not believe there will be a taxable event on the exchange, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation and re-grant of options is considered to be a taxable event under the Income Tax Act.

     Effective 1 April 2001, a new scheme will be available that provides favorable tax treatment for stock options, provided that certain requirements are satisfied. It is possible that the new grant may be structured to achieve such favorable tax consequences (which may include deferral of tax on exercise), but no assurances can be given to that effect.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

                    ADDENDUM FOR EMPLOYEES IN UNITED KINGDOM
                    ----------------------------------------

     Pursuant to the terms of a tender offer made by Interwoven, Inc. ("Interwoven") dated 20 April 2001, you have been provided with an opportunity to surrender certain options previously granted to you in exchange for new options to be granted promptly after the expiration of the tender offer.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     You may have been granted all or a portion of your existing options under an option plan approved by the UK Inland Revenue. Options granted under an approved plan entitle you to preferential tax treatment (i.e., tax due on the difference between the fair market value of shares on the date of exercise and the exercise price may be deferred until the time of sale, when capital gains treatment may apply). Grants made under an approved plan also exempt you from paying National Insurance Contributions ("NICs") in connection with the exercise of options (discussed below). Grants of new options made pursuant to the terms of the tender offer will not be made under the approved scheme and therefore will not entitle you to the preferential tax treatment or an exemption from the payment of NICs. You may wish to take this into consideration when deciding whether to tender existing options.

     In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions ("NICs") based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after 5 April 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances. If you choose to exchange your existing options for new options, Interwoven and its subsidiaries will require that you agree to absorb the employer's NIC liability on option exercise and to enter into a joint election to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the new options which may be granted to you. You may wish to take this into consideration when deciding whether to tender existing options. It is Interwoven's understanding that you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the new options.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.